Exhibit 99.1

VISHAY REPORTS RESULTS FOR FIRST QUARTER 2013

•	Revenues for Q1 2013 $554 million
•	EPS Q1 2013 of $0.19, or adjusted EPS of $0.18 excluding one-time tax benefit
•	Cash from operations for trailing twelve months Q1 2013 of $288 million and capital expenditures of $154 million
•	Guidance for Q2 2013 for revenues of $570 - $610 million at similar gross margin percent and slightly improved operating margin percent compared to Q1 2013

MALVERN, PENNSYLVANIA -- (BUSINESS WIRE) -- April 30, 2013 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter ended March 30, 2013.

Revenues for the fiscal quarter ended March 30, 2013 were $554.3 million, compared to $538.5 million for the fiscal quarter ended March 31, 2012.  The net earnings attributable to Vishay stockholders for the fiscal quarter ended March 30, 2013 were $28.9 million, or $0.19 per diluted share, compared to $33.8 million, or $0.21 per diluted share for the fiscal quarter ended March 31, 2012.

Net earnings attributable to Vishay stockholders for the fiscal quarter ended March 30, 2013 include one-time tax benefits due to the retroactive enactment of the American Taxpayer Relief Act of 2012, signed into law on January 2, 2013.  Items affecting comparability for the periods presented are summarized on the attached reconciliation schedule.  Adjusted net earnings per diluted share, which exclude these items, were $0.18 and $0.21 for the fiscal quarters ended March 30, 2013 and March 31, 2012, respectively.

Commenting on the results for the first quarter 2013, Dr. Gerald Paul, President and Chief Executive Officer, stated, "In the first quarter Vishay Intertechnology, Inc. benefited from better economic conditions as well as from improved efficiencies and some temporary measures to save fixed costs. In the course of the quarter Vishay experienced a broad based recovery with particular strength of the automotive and industrial end markets. End demand at distribution is recovering: point of sale, the sales of Vishay products by its distributors to end customers, increased 8% quarter over quarter while inventories of Vishay products at its distributors decreased by 7%."

Dr. Gerald Paul continued, "While controlling our fixed costs we continue to pursue our Growth Plan by expanding manufacturing capacities in strategic product lines, by increasing our R&D and design-in efforts, by expanding our sales presence in Asia, and by acquiring specialty businesses."

Commenting on the recent signing of the definitive purchase agreement to acquire MCB Industrie, S.A., a manufacturer of specialty resistors for professional market segments, Marc Zandman, Vishay's Executive Chairman and Chief Business Development Officer, stated, "The planned acquisition of MCB Industrie S.A. will substantially expand and strengthen our resistors portfolio, both in motion sensors for avionics, military, and space applications and in power resistors for energy distribution, traction, and industrial market sectors. It will significantly enhance the existing resistors business of our successful Vishay Sfernice division. Consistent with the goals of our Growth Plan, it will supplement intensified internal growth and increase market share."

Commenting on the outlook for the second quarter 2013 Dr. Paul stated, "Based on current order trends, we guide for revenues of $570 to $610 million at similar gross margin percent and slightly improved operating margin percent compared to the first quarter of 2013."

A conference call to discuss first quarter financial results is scheduled for Tuesday, April 30, 2013 at 9:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 31728035.

There will be a replay of the conference call from 10:30 AM ET on Tuesday, April 30, 2013 through 11:59 PM ET on Monday, May 6, 2013. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 31728035.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with generally accepted accounting principles ("GAAP"), including adjusted net earnings and adjusted earnings per share, which are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance and should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings and adjusted earnings per share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that adjusted net earnings and adjusted net earnings per diluted share these measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to an understanding to the Company's intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, internal growth and acquisition activity, product lines, market share, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	March 30, 2013	December 31, 2012	March 31, 2012

Net revenues	$554,254	$530,570	$538,547
Costs of products sold	417,520	421,779	401,838
Gross profit	136,734	108,791	136,709
Gross margin	24.7%	20.5%	25.4%

Selling, general, and administrative expenses	91,129	87,277	86,364
Operating income	45,605	21,514	50,345
Operating margin	8.2%	4.1%	9.3%

Other income (expense):
Interest expense	(5,486)	(6,339)	(4,717)
Other	115	1,500	1,308
Total other income (expense) - net	(5,371)	(4,839)	(3,409)

Income before taxes	40,234	16,675	46,936

Income taxes	11,093	(4,462)	12,861

Net earnings	29,141	21,137	34,075

Less: net earnings attributable to noncontrolling interests	210	162	263

Net earnings attributable to Vishay stockholders	$28,931	$20,975	$33,812

Basic earnings per share attributable to Vishay stockholders	$0.20	$0.15	$0.22

Diluted earnings per share attributable to Vishay stockholders	$0.19	$0.14	$0.21

Weighted average shares outstanding - basic	143,484	143,273	157,199

Weighted average shares outstanding - diluted	150,632	150,193	163,944

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 30, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$632,780	$697,595
Short-term investments	352,199	294,943
Accounts receivable, net	267,349	247,035
Inventories:
Finished goods	104,536	109,571
Work in process	186,935	177,350
Raw materials	127,912	120,728
Total inventories	419,383	407,649

Deferred income taxes	17,922	24,385
Prepaid expenses and other current assets	113,586	119,656
Total current assets	1,803,219	1,791,263

Property and equipment, at cost:
Land	91,614	92,348
Buildings and improvements	521,181	523,091
Machinery and equipment	2,170,652	2,163,182
Construction in progress	81,351	101,570
Allowance for depreciation	(1,977,503)	(1,965,639)
	887,295	914,552

Goodwill	34,866	34,866

Other intangible assets, net	136,518	133,717

Other assets	135,978	141,879
Total assets	$2,997,876	$3,016,277

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 30, 2013	December 31, 2012
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$20	$6
Trade accounts payable	133,748	147,936
Payroll and related expenses	107,417	108,353
Other accrued expenses	144,182	148,660
Income taxes	11,193	7,215
Total current liabilities	396,560	412,170

Long-term debt less current portion	394,509	392,931
Deferred income taxes	126,859	129,379
Other liabilities	113,102	108,600
Accrued pension and other postretirement costs	331,529	344,961
Total liabilities	1,362,559	1,388,041

Equity:
Vishay stockholders' equity
Common stock	13,147	13,114
Class B convertible common stock	1,213	1,213
Capital in excess of par value	1,999,268	1,999,901
Retained earnings (accumulated deficit)	(351,747)	(380,678)
Accumulated other comprehensive income (loss)	(31,682)	(10,222)
Total Vishay stockholders' equity	1,630,199	1,623,328
Noncontrolling interests	5,118	4,908
Total equity	1,635,317	1,628,236
Total liabilities and equity	$2,997,876	$3,016,277

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	March 30, 2013	March 31, 2012

Operating activities
Net earnings	$29,141	$34,075
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	41,346	41,993
(Gain) loss on disposal of property and equipment	137	(996)
Accretion of interest on convertible debentures	886	611
Inventory write-offs for obsolescence	4,213	5,220
Other	2,337	1,416
Changes in operating assets and liabilities,
net of effects of businesses acquired	(54,669)	(59,697)
Net cash provided by operating activities	23,391	22,622

Investing activities
Purchase of property and equipment	(20,181)	(16,815)
Proceeds from sale of property and equipment	769	2,789
Purchase of businesses, net of cash acquired or refunded	-	(85,642)
Purchase of short-term investments	(242,501)	(4,444)
Maturity of short-term investments	181,631	121,684
Other investing activities	627	443
Net cash (used in) provided by investing activities	(79,655)	18,015

Financing activities
Principal payments on long-term debt and capital lease obligations	(8)	(5)
Net proceeds (payments) on revolving credit lines	1,000	(10,000)
Net changes in short-term borrowings	14	39
Proceeds from stock options exercised	-	174
Excess tax benefit from RSUs vested	436	-
Net cash provided by (used in) financing activities	1,442	(9,792)
Effect of exchange rate changes on cash and cash equivalents	(9,993)	5,848

Net (decrease) increase in cash and cash equivalents	(64,815)	36,693

Cash and cash equivalents at beginning of period	697,595	749,088
Cash and cash equivalents at end of period	$632,780	$785,781

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended
	March 30, 2013	December 31, 2012	March 31, 2012

GAAP net earnings attributable to Vishay stockholders	$28,931	$20,975	$33,812

Reconciling items affecting tax expense (benefit):
One-time tax expense (benefit)	$(1,330)	$(4,036)	$-

Adjusted net earnings	$27,601	$16,939	$33,812

Adjusted weighted average diluted shares outstanding	150,632	150,193	163,944

Adjusted earnings per diluted share*	$0.18	$0.11	$0.21

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

Source: Vishay Intertechnology, Inc.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300